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                                                                     EXHIBIT 5.1

[LETTERHEAD OF OPPENHEIMER WOLFF & DONNELLY LLP]


JULY 21, 2000





American Medical Systems Holdings, Inc.
10700 Bren Road West
Minnetonka, MN 55343


Re:  Registration Statement on Form S-1
     File No. 333-37488


Dear Ladies and Gentlemen:

We have acted as counsel to American Medical Systems Holdings, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and sale by the Company of 7,187,500 shares (including 937,500 shares subject to the Underwriters' over-allotment option) of the Company's Common Stock, $.01 par value per share (the "Shares"), pursuant to Amendment No. 2 to the Company's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on May 19, 2000, as amended (the "Registration Statement").

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5) of Regulation S-K.

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates or statements of officers of the Company, certificates of public officials and other documents we have deemed necessary or appropriate as a basis for the opinions expressed herein. As to the various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon officers of the Company. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:
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American Medical Systems Holdings, Inc.
July 21, 2000
Page 2


      1. The certificates for the Shares to be delivered as described in the Registration Statement, when duly countersigned by the Company's transfer agent and delivered to the Underwriters or upon the Underwriter's order against payment of the agreed consideration therefore, the Shares represented thereby will be duly authorized and validly issued, fully paid and non-assessable.

We express no opinion with respect to laws other than those of the State of Delaware and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

Very truly yours,

OPPENHEIMER WOLFF & DONNELLY LLP

/s/ Oppenheimer Wolff & Donnelly LLP